Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RXi Pharmaceuticals Corporation

Westborough, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 7, 2012, relating to the financial statements of RXi Pharmaceuticals Corporation (the “Company”) appearing in the Company’s Special Report on Form 10-K for the year ended December 31, 2011.

/s/BDO USA, LLP

Boston, MA

August 30, 2012